Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2024 (except for Note 1 as it relates to the common stock conversion and effects thereof, and Note 2, Segment Information, as to which the date is March 3, 2025), with respect to the consolidated financial statements of Innovex International, Inc. (formerly known as Innovex Downhole Solutions, Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Houston, Texas

May 29, 2025